Exhibit 10.2

ASSET SALE FACILITY AGREEMENT

dated as of

May 6, 2009

among

MERCK & CO., INC.,

The GUARANTORS and LENDERS party thereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

J.P. MORGAN SECURITIES INC.,
Sole Bookrunner and Sole Lead Arranger

and

BANCO SANTANDER, S.A. NEW YORK BRANCH, BANK OF AMERICA SECURITIES LLC, BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC, HSBC BANK USA, NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC, AND UBS SECURITIES LLC,
Co-Arrangers

TABLE OF CONTENTS

                                                                                                 Page

ARTICLE 1
Definitions

Section 1.01. Defined Terms	1
Section 1.02. Types of Borrowings	20
Section 1.03. Terms Generally	20
Section 1.04. Accounting Terms; GAAP	20

ARTICLE 2
The Credits

ARTICLE 3
Representations and Warranties

ARTICLE 4
Conditions

Section 4.01. Availability Date	35
Section 4.02. Each Borrowing Event	36

ARTICLE 5
Affirmative Covenants

ARTICLE 6
Negative Covenants

Section 6.01. Liens	40
Section 6.02. Mergers and Other Fundamental Changes	41
Section 6.03. Total Debt to Capitalization Ratio	41

ARTICLE 7
Events of Default

Section 7.01. Events of Default	41

ARTICLE 8
The Administrative Agent

ARTICLE 9
Miscellaneous

ARTICLE 10
Affiliate Guarantees

SCHEDULES:

Schedule 1.01 – Permitted Existing Indebtedness
Schedule 2.01 -- Commitments
Schedule 6.01 -- Existing Liens

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Guarantor Joinder Agreement
Exhibit C – Form of Borrowing Request
Exhibit D – Form of Interest Election Request
Exhibit E – Form of Section 2.14(e) Certificate

ASSET SALE FACILITY AGREEMENT dated as of May 6, 2009 (this “Agreement”), among MERCK & CO., INC., a company organized under the laws of the state of New Jersey (the “Company”), the GUARANTORS and LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H :

The Company has agreed to combine with (the “Merger”) SCHERING−PLOUGH CORPORATION (to be renamed Merck & Co., Inc. upon consummation of the Merger) (the “Parent”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated March 8, 2009 (the “Signing Date”).  In connection therewith: (a) pursuant to the Merger Agreement, (i) a wholly-owned Subsidiary of the Parent will merge into the Parent and another wholly-owned Subsidiary of the Parent will merge into the Company so that the Company, as the surviving entity, will be a direct wholly-owned Subsidiary of the Parent, (ii) each share of common stock of the Parent will be converted into the right to receive cash and new common stock of the Parent and (iii) each share of common stock of the Company will be converted into one share of common stock of the Parent; (b) the Company has entered into the Amendment No. 1 (the “Amendment”) to the amended and restated credit agreement dated as of April 12, 2006 (the “Existing Credit Agreement”, and the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”) among the Company, the lenders party thereto and Citicorp USA, Inc., as administrative agent; (c) the Company or the Parent will enter into a new $1,000,000,000 senior unsecured revolving credit facility dated as of the date hereof (the “Incremental Facility”); (d) the Company or the Parent will obtain $3,000,000,000 in cash proceeds (before fees and original issue or market discount) from either (i) the issuance of senior unsecured notes (the “Senior Notes”) in a public offering or Rule 144A private placement or (ii) if the Company or the Parent, as the case may be, is unable to issue the full amount of the Senior Notes on or prior to the date (the “Closing Date”) on which the Merger is consummated, a senior unsecured bridge term loan facility dated as of the date hereof (the “Bridge Loan Facility”); and (e) the Company or the Parent will enter into the new $3,000,000,000 senior unsecured asset sale bridge revolving credit facility under this Agreement.  This Agreement, the Bridge Loan Facility and the Incremental Facility are sometimes herein referred to as the “New Credit Facilities.” The New Credit Facilities together with the Amended Credit Agreement are sometimes herein referred to as the “Credit Facilities.”

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

 “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Guarantee” means, with respect to each Guarantor, its guarantee of the Guaranteed Obligations under Article 10 hereof or under Section 1 of a Guarantor Joinder Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA LIBOR Rates Page LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amended Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Animal Health Disposition” means the Disposition of all or any substantial part of the animal health business of the Credit Group to any Person other than a Wholly Owned Subsidiary.

“Applicable Facility Fee Rate” means for any Rating Level Period, the rate per annum set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Facility Fee Rate
Rating Level 1 Period	0.250%
Rating Level 2 Period	0.300%
Rating Level 3 Period	0.375%
Rating Level 4 Period	0.500%
Rating Level 5 Period	0.500%

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of ABR Borrowings and such Lender’s Eurodollar Lending Office in the case of Eurodollar Borrowings.

“Applicable Margin” means as of any date of determination during any period set forth below, the percentage per annum set forth below for the applicable Type of Loan at the applicable time given the Rating Level Period in effect at the time.

Rating Level Period	Level 1		Level 2		Level 3		Level 4		Level 5
Type of Loan	Eurodollar	ABR	Eurodollar	ABR	Eurodollar	ABR	Eurodollar	ABR	Eurodollar	ABR
Closing Date until 3-month anniversary thereof	2.00%	1.00%	2.20%	1.20%	2.375%	1.375%	2.50%	1.50%	2.75%	1.75%
3-month anniversary of Closing Date until 6-month anniversary thereof	2.50%	1.50%	2.70%	1.70%	2.875%	1.875%	3.00%	2.00%	3.25%	2.25%
6-month anniversary of Closing Date until 9-month anniversary thereof	3.00%	2.00%	3.20%	2.20%	3.375%	2.375%	3.50%	2.50%	3.75%	2.75%
9-month anniversary of Closing Date until 12-month anniversary thereof	3.50%	2.50%	3.70%	2.70%	3.875%	2.875%	4.00%	3.00%	4.25%	3.25%

Following repayment in full of all amounts outstanding (to the extent loans thereunder are borrowed on the Closing Date), and termination of all commitments, under the Bridge Loan Facility, the Applicable Margin will be the percentage per annum set forth above for the Closing Date for the applicable Type of Loan given the Rating Level Period in effect on the date of determination.  Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Availability Date Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole; provided that any effect resulting from any of the following Events shall not be considered when determining whether an Availability Date Material Adverse Effect shall have occurred: (i) any change or development in United States financial, credit or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism or any worsening thereof, (iii) any change in law or United States generally accepted accounting principles or the interpretation or enforcement of either, (iv) any change in the pharmaceutical (including animal health, biotechnology and consumer health) industry, (v) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement, including any litigation resulting therefrom or with respect thereto, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, co-promotion, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of the parties to the Merger Agreement, (vi) any failure of the Company or any of its Subsidiaries or the Parent or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Availability Date Material Adverse Effect may be taken into account in determining whether an Availability Date Material Adverse Effect has occurred), (vii) any change, in and of itself, in the market price or trading volume of the common stock of the Company or the Parent (it being agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Availability Date Material Adverse Effect may be taken into account in determining whether an Availability Date Material Adverse Effect has occurred), (viii) the taking of any action required by the Merger Agreement and (ix) matters relating to Singulair disclosed in the first bullet-point of clause (b) of Section 9.1 of the Mercury Disclosure Letter (as defined in the Merger Agreement and as delivered to the Administrative Agent on the Signing Date) and matters relating to Remicade disclosed in the first paragraph under clause (b) of Section 9.1 of the Saturn Disclosure Schedule (as defined in the Merger Agreement and as delivered to the Administrative Agent on the Signing Date); provided that the exception set forth in subclause (v) shall not apply with respect to matters or Events that render untrue or incorrect any of the representations and warranties set forth in Sections 3.4, 3.9(b), 3.13(h), 4.4, 4.9(b) and 4.13 of the Merger Agreement as in effect on the Signing Date.  Notwithstanding the proviso to the preceding sentence, if an Event described in any of subclauses (i), (ii), (iii) and (iv) of such provision has had a disproportionate effect on the business, financial condition or results of operations of the Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole, relative to other participants in the pharmaceutical (including animal health, biotechnology and consumer health) industry, then the incremental impact of such Event on the Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole, relative to other participants in the pharmaceutical (including animal health, biotechnology and consumer health) industry shall be taken into account for purposes of determining whether an Availability Date Material Adverse Effect has occurred or is reasonably expected to occur.

“Availability Period” means the period from and including the Availability Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company; provided that if the Parent shall have been designated the Borrower pursuant to Section 2.18, then “Borrower” shall mean the Parent.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Loan Facility” has the meaning assigned to such term in the preamble to this Agreement, as such facility may be amended, amended and restated or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capitalization” means at any time, the sum, without duplication, of (a) Total Debt, (b) consolidated stockholders’ equity of the Credit Group, determined on a consolidated basis in accordance with GAAP and (c) minority interests held by the Credit Group as reflected on the consolidated balance sheet of the Credit Group.

“Change in Control” means any of the following events:

(a)  any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than (i) the Company or (ii) any employee or director benefit plan or stock plan of the Company or a Subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 25% of the aggregate voting power of all Voting Stock of the Company; provided that from the Closing Date, each reference in this clause (a) to the Company shall be deemed to be a reference to the Parent;

(b)  during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Company shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board; provided that from the Closing Date, each reference in this clause (b) to the Company shall be deemed to be a reference to Parent; or

(c) on and after the Closing Date, the Company ceases to be a Wholly Owned Subsidiary of the Parent.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to United States income taxation.

“Closing Date” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loan Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or Section 2.19 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $3,000,000,000.

 “Contractual Obligation” means as to any Person, any obligation of such Person under any agreement or instrument to which such Person is a party or by which it or any of its Property is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities” has the meaning assigned to such term in the preamble to this Agreement.

“Credit Group” means (i) prior to the Availability Date, the Company and its Subsidiaries and (ii) on and after the Availability Date, the Parent and its Subsidiaries (including the Company and its Subsidiaries).

“Credit Party” means (i) prior to the Availability Date, the Borrower and (ii) on and after the Availability Date, the Borrower and each Guarantor.

“Default” means any Event of Default or any event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans as required hereunder, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under agreements in which it has committed to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Designated Equity Issuances” means any Equity Issuance of the Specified Issuer (i) pursuant to employee and other benefit plans, stock option plans, management equity plans, other benefit plans or compensation arrangements or accommodations for management, directors or employees of the Credit Group existing on the Effective Date or established in the ordinary course of business, (ii) pursuant to the Merger Agreement, (iii) constituting consideration for Restricted Investments permitted hereunder, (iv) in connection with the conversion of Parent’s Mandatory Convertible Preferred Stock issued August 15, 2007 and (v) pursuant to dividend reinvestment plans established for the benefit of the common stock holders of the Specified Issuer.

“Designated Financings” means the following transactions by any of the Credit Parties or their Subsidiaries: (a) Sale and Lease-Back Transactions the Net Cash Proceeds of which (when taken together with all such Sale and Lease-Back Transactions) do not exceed $100,000,000; (b) Securitization Facilities (other than Foreign Securitization Facilities) the Net Cash Proceeds of which in the aggregate do not exceed $100,000,000 and (c) Foreign Securitization Facilities the Net Cash Proceeds of which in the aggregate do not exceed $500,000,000.

“Designated Incurrence” means an Incurrence of Indebtedness resulting from (i) a Designated Financing, (ii) borrowings under the Surviving Facilities or this Agreement, (iii) Permitted Existing Indebtedness and Permitted Refinancings of Permitted Existing Indebtedness, (iv) Permitted Commercial Paper, (v) Permitted Indebtedness, (vi) Indebtedness of any member of the Credit Group to any other member of the Credit Group, (vii) Permitted Repurchase Indebtedness and (viii) Indebtedness incurred to finance any Restricted Investment permitted hereunder, in an aggregate principal amount not to exceed $250,000,000.

“Disposition” or “Dispose” means, with respect to any Person, (i) any sale, transfer, license, lease or other disposition (including any Sale and Lease-Back Transaction) of any property or assets by such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any Equity Issuance by any Subsidiary of such Person (excluding any such Equity Issuance that would, if made by a Specified Issuer, constitute a Designated Equity Issuance under clause (i) or (iii) of the definition thereof);  provided that the term Disposition shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or on the happening of any event, matures or is mandatorily redeemable, pursuant a to sinking fund or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part on or prior to the date that is five years after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in such Lender’s Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the condition specified in Section 4.01(a) is satisfied.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a commercial bank organized under the Laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000, (iv) a commercial bank having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency and organized under the laws of any other country (or of any political subdivision of any other country) that (x) is a member of the Organization for Economic Cooperation and Development (or any successor thereto) (“OECD”) or (y) has concluded special lending arrangements with the International Monetary Fund associated with its assets; provided that in each case, such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv), (v) the central bank of any country which is a member of the OECD, (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of its business and having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency, (vii) any Approved Fund and (viii) any other Person approved by the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided that none of the Borrower, any Affiliate of the Borrower or an individual shall qualify as an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Group directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by any member of the Credit Group after the Effective Date of (i) any of its Equity Interests or (ii) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in any Credit Party or any of its Subsidiaries, in each case, other than Disqualified Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company (or, from the Availability Date, the Parent), is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA and the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien shall arise in favor of the PBGC or a Plan on the property of the Company or any ERISA Affiliate, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; provided that, from the Availability Date, each reference in this definition to the Company shall be deemed to be a reference to the Parent.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in such Lender’s Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Event” has the meaning assigned to such term in the definition of Material Adverse Change.

“Events of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any of the other Loan Documents, (a) any Taxes imposed, deducted or withheld by reason of any present or former connection between the Administrative Agent or such Lender or other recipient (as the case may be) and the jurisdiction imposing such Taxes (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or any of the other Loan Documents), (b) any branch profits taxes imposed by the United States of America or any comparable tax imposed by any foreign jurisdiction, and (c) in the case of a Foreign Lender, any Tax imposed, deducted or withheld (i) that is attributable to such Foreign Lender’s failure, inability or ineligibility at any time during which such Foreign Lender is a party to this Agreement to deliver the Internal Revenue Service forms and the Section 2.14(e) Certificate (as applicable) described in Section 2.14(e) certifying that such Foreign Lender is entitled to complete exemption from United States withholding taxation, except to the extent such Foreign Lender’s failure is due to a Change in Tax Law occurring after the date on which such Foreign Lender became a party to this Agreement or the date (if any) on which such Foreign Lender changed its Applicable Lending Office, or (ii) that is imposed on accrued amounts payable to such Foreign Lender at the time of the assignment to such Foreign Lender and its becoming a party to this Agreement, except to the extent that such Foreign Lender’s assignor was entitled, at the time of such assignment, to receive additional payments from the Borrower with respect to such accrued amounts pursuant to Section 2.14(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated as of March 8, 2009 between JPMorgan Chase Bank, N.A., J.P. Morgan Securities, Inc. and the Company.

“Financial Officer” of any Person means such Person’s chief financial officer, principal accounting officer or treasurer or any officer of such Person who succeeds to all or substantially all of the responsibilities thereof.

“Foreign Lender” means any Lender that is not a United States Person.

“Foreign Securitization Facility” means any Securitization Facility in which the related property or assets are those of a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any political subdivision thereof.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the holder of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for deposit or collection in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” means Parent and each Subsidiary of Parent that shall, at any time from the Effective Date, become a “Guarantor” pursuant to Section 2.18, Section 5.09 or Section 10.09 (excluding, for the avoidance of doubt, any such entity that is a Borrower as of the date of determination).

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement substantially in the form of Exhibit B hereto.

“Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances or other wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of such transactions.

“Incremental Facility” has the meaning assigned to such term in the preamble to this Agreement.

“Incurrence of Indebtedness” means (i) the incurrence of any Indebtedness of the type set forth in clause (a) of the definition of Indebtedness, (ii) the issuance of any Disqualified Stock or (iii) any Disposition pursuant to a Securitization Facility, in each case subsequent to the Effective Date by a member of the Credit Group.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations of such Person to pay the deferred purchase price of Property or services, except current accounts payable arising in the ordinary course of business, (c) all Capital Lease Obligations of such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, (e) all Indebtedness of others Guaranteed by such Person, (f) all reimbursement obligations or other obligations (other than contingent obligations) with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person and (g) the net liability of such Person under Hedging Agreements.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means the senior, unsecured, long-term Indebtedness for borrowed money of (i) prior to the Availability Date, the Company and (ii) from the Availability Date, the Parent, in either case that is not guaranteed by any other Person (other than a Person that is at the time a Credit Party) or subject to any other credit enhancements.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JV Equity Issuance” means any Equity Issuance by any Subsidiary in connection with the creation of a new joint venture or similar arrangement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from LIBOR01 Page, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, hypothecation, encumbrance or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes (if any), the Fee Letter and each Guarantor Joinder Agreement.

“Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Change” means that either (a) since December 31, 2008, there has occurred any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (each, an “Event”) or Events that have had or would be reasonably expected to have, either individually or in the aggregate, an Availability Date Material Adverse Effect, except that any effect resulting from any matter disclosed in (i) the Saturn Disclosure Letter (as defined in the Merger Agreement and as in effect on the Signing Date), (ii) the Mercury Disclosure Letter (as defined in the Merger Agreement and as in effect on the Signing Date) or (iii) the annual report on Form 10-K for the Company or the Parent for the year ended December 31, 2008 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are similarly predictive or forward-looking in nature) shall not be considered when determining whether an Availability Date Material Adverse Effect shall have occurred under this clause (a), or (b) since the Signing Date, there has occurred any Event or Events that have had or would reasonably be expected to have, either individually or in the aggregate, an Availability Date Material Adverse Effect.

“Material Adverse Effect” means (i) on any date on or prior to the Availability Date, an Availability Date Material Adverse Effect and (ii) on any date after the Availability Date, a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Credit Group, (b) the ability of the Credit Parties to perform any of their obligations hereunder or under the other Loan Documents or (c) the rights or remedies of the Lenders or the Administrative Agent hereunder or under the other Loan Documents.

“Maturity Date” means the date that is 364 days after the Availability Date or, if such day is not a Business Day, the immediately preceding Business Day.

“Merger” has the meaning assigned to such term in the preamble to this Agreement.

“Merger Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Rating” means at any time, the rating of Index Debt then most recently announced by Moody’s.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, (a) with respect to any Disposition by any member of the Credit Group, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) received by the Credit Group in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by the Credit Group in connection with such Disposition, (ii) all Taxes (including Taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly to any Credit Party or indirectly to any Credit Party by one or more intermediate Subsidiaries or another Subsidiary organized and existing under the laws of the United States of America or any political subdivision thereof (such Taxes, “Specified Taxes”)) paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Credit Group after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Disposition, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than any member of the Credit Group) owning a beneficial interest in the property or assets Disposed of in such Disposition, and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by a member of the Credit Group, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by a member of the Credit Group, in either case in respect of such Disposition, (b) with respect to any Property Loss Event, the aggregate amount of all cash proceeds received by the Credit Group, net of amounts applied or committed to be applied, to the restoration or repair of damaged property or assets or to the purchase price of replacement property or assets or other similar property or assets useful in the business of the Credit Parties within 180 days after the receipt of such proceeds and net of Taxes, including Specified Taxes, and (c) with respect to any Equity Issuance or Incurrence of Indebtedness, the aggregate amount of all cash proceeds received by the Credit Group in respect of such Equity Issuance or Incurrence of Indebtedness, net of (i) fees, expenses, costs, underwriting discounts and commissions incurred by the Credit Group in connection therewith and net of Taxes paid or estimated to be payable as a result thereof and (ii) the amount of any such cash proceeds required to be applied to repay or reduce commitments under the Bridge Loan Facility.

“Note” has the meaning assigned to such term in Section 2.07(e).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by a Governmental Authority in a jurisdiction in which the Borrower is incorporated, organized, managed and controlled or otherwise has a connection (other than solely as a result of entering into, performing any obligations, receiving any payments or enforcing any rights under, this Agreement or any of the other Loan Documents).

“Outside Closing Date” has the meaning assigned to such term in Section 4.01(f).

“Parent” has the meaning assigned to such term in the preamble to this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“PATRIOT Act” has the meaning assigned to such term in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Commercial Paper” means commercial paper issued by any Credit Party in the ordinary course of business (including, for the avoidance of doubt, to finance Restricted Investments not otherwise prohibited under this Agreement) or to provide financing for the Merger (and commercial paper issued to refinance such outstanding commercial paper).

“Permitted Encumbrances” means:

(a) Liens imposed for taxes that are not yet due or which are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or which are being contested in compliance with Section 5.04;

(c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or obligations, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (f) of Article 7;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property that arise in the ordinary course of business and do not materially interfere with the ordinary conduct of business of any member of the Credit Group;

(g) any Liens securing industrial development, pollution control or similar revenue bonds; provided that such Lien is limited to the facility or facilities constructed with the proceeds of such bonds;

(h) Liens on Property of any Subsidiary (other than any Credit Party) securing Indebtedness owing by such Subsidiary to any member of the Credit Group;

(i) any Lien created under any Permitted Securitization; provided that such Lien is limited to the Property (plus improvements on such Property) that is the subject of such Permitted Securitization; and

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Permitted Encumbrance referred to in the foregoing clauses; provided that the outstanding principal amount of the Indebtedness or obligations secured thereby is not increased.

“Permitted Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries set forth on Schedule 1.01 and any Indebtedness of Parent or its Subsidiaries (other than the Company and its Subsidiaries) existing on the Closing Date to the extent permitted to be incurred without the consent of the Company pursuant to the Merger Agreement as in effect on the Signing Date (other than pursuant to the “Financing Arrangements” as defined in the Merger Agreement).

“Permitted Indebtedness” means Indebtedness for borrowed money or Guarantees thereof (without duplication) (i) of any Subsidiary that is not a Credit Party in an aggregate principal amount for all such Subsidiaries that does not exceed $1,000,000,000 and (ii) of any Foreign Subsidiary in an aggregate principal amount for all Foreign Subsidiaries that does not exceed $1,000,000,000.

“Permitted Refinancing” means any extension, refinancing, renewal, replacement or defeasement of any Indebtedness that (a) does not exceed the principal amount of such Indebtedness (plus all accrued interest thereon and the amount of all Taxes, fees, costs, expenses and premiums incurred in connection therewith), (b) is on the whole on terms no less favorable in all material respects to the Credit Group than such Indebtedness or is on terms that are reasonable based on current market conditions for such Indebtedness, and (c) has a weighted average maturity and final maturity (measured as of the date of such extension, refinancing, renewal replacement or defeasance) no shorter than that of such Indebtedness.

“Permitted Repurchase Indebtedness” means Indebtedness incurred under Repurchase Agreements (a) with a term of not more than 270 days for securities, money-market funds, loans or instruments that are classified as long or short term investments on the consolidated balance sheet of the Credit Group entered into (i) on reasonable terms and not for speculative purposes and for aggregate amounts equal to not more than the value of such securities, money-market funds, loans or instruments as determined by the Borrower pursuant to its financial reporting policies, (ii) for general corporate purposes and (iii) with any commercial bank, other financial institution or investment grade corporation which has a combined capital and surplus and undivided profits that is not less than $500,000,000; provided that the aggregate outstanding amount of such Indebtedness shall not exceed $3,000,000,000 at any one time; provided further that after the Closing Date, not more than $1,000,000,000 of such Indebtedness shall be incurred by the Credit Parties and their Domestic Subsidiaries and (b) with a term beginning no sooner than 10 days prior to the Closing Date and expiring not more than 30 days after the Closing Date for securities, money-market funds, loans or instruments that are classified as long or short term investments on the consolidated balance sheet of the Credit Group entered into (i) on reasonable terms and not for speculative purposes and for aggregate amounts equal to not more than the value of such securities, money-market funds, loans or instruments as determined by the Borrower pursuant to its financial reporting policies, (ii) to directly or indirectly finance the cash consideration for the Merger and (iii) with any commercial bank, other financial institution or investment grade corporation which has a combined capital and surplus and undivided profits of which is not less than $500,000,000; provided that the aggregate outstanding amount of such Indebtedness pursuant to this clause (b) shall not exceed $5,000,000,000 at any one time.

“Permitted Securitization” means any transaction in which any member of the Credit Group sells or otherwise transfers, without recourse to such Person (other than in the case of breach of representation and other limited recourse customary in securitization transactions), an interest in accounts receivable or other present or future rights to payment and assets directly related thereto to a special purpose entity that (a) borrows against such accounts receivable, rights or assets, or (b) sells such accounts receivable, rights or assets to one or more third party purchasers.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower (or, from the Availability Date, the Parent) or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Property Loss Event” means (a) any loss of or damage to property or assets of the Credit Group that results in the receipt by such Person of proceeds of insurance (other than business interruption insurance) exceeding $100,000,000 (individually or in the aggregate) or (b) any taking of property or assets of the Credit Group that results in the receipt by such Person of a compensation payment in respect thereof exceeding $100,000,000 (individually or in the aggregate).

“Rating Level Change” means a change in the Moody’s Rating or S&P Rating (other than as a result of a change in the rating system of such rating agency) that results in a change from one Rating Level Period to another, which Rating Level Change shall be effective on the date the relevant change in such rating is first announced by Moody’s or S&P, as the case may be.

“Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; and:

(a)           “Rating Level 1 Period” means a period during which the S&P Rating is at or above AA+ or the Moody’s Rating is at or above Aa1;

(b)           “Rating Level 2 Period” means a period that is not a Rating Level 1 Period during which the S&P Rating is at or above AA or the Moody’s Rating is at or above Aa2;

(c)           “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period during which the S&P Rating is at or above AA- or the Moody’s Rating is at or above Aa3;

(d)           “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period during which the S&P Rating is at or above A+ or the Moody’s Rating is at or above A1; and

(e)           “Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period;

provided that if the Moody’s Rating and the S&P Rating differ by more than one rating level, then the applicable Rating Level Period shall be one level lower than the Rating Level Period resulting from the application of the higher of such ratings (for which purpose Rating Level 1 Period is the highest Rating Level Period).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation D” and “Regulation U” means, respectively, Regulations D and U of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repurchase Agreement” means an agreement by any member of the Credit Group to sell securities to another Person coupled with an agreement to purchase such securities from such Person at a specified price on a later date.

“Required Lenders” means, at any time, Lenders having Loan Exposures and unused Commitments representing more than 50% of the sum of the total Loan Exposures and unused Commitments at such time.

“Requirement of Law” means, as to any Person, any law, treaty or regulation, or any order of any Governmental Authority, that is applicable to or binding upon such Person or any of its Property or to which such Person or such Property is subject, and the certificate of incorporation, by-laws or other organizational or governing documents of such Person.

“Restricted Investment” means the purchase or acquisition, directly or indirectly, (in one transaction or a series of transactions and including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger), of the majority of the Voting Stock of any other Person (other than a Subsidiary), all or substantially all of the property or assets of any other Person (other than a Subsidiary) or any property or assets of any other Person (other than a Subsidiary) constituting a business unit; provided that “Restricted Investment” shall not include the Merger.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Rating” means at any time, the rating of Index Debt then most recently announced by S&P.

“SEC” means the Securities and Exchange Commission.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by any member of the Credit Group of any real or tangible personal property, which property has been or is to be sold or transferred by such member of the Credit Group to a third Person in contemplation of such leasing.

“Section 2.14(e) Certificate” has the meaning assigned to such term in Section 2.14(e).

“Securitization Facility” means, with respect to any Person, a facility or other arrangement or program providing for the sale, transfer or conveyance to a Securitization SPV of property or assets in exchange for the advance of funds to such Person and/or one or more of its Subsidiaries.

“Securitization SPV” means, with respect to any Person, a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of such Person (or, if not a Subsidiary, the common equity of which is wholly owned, directly or indirectly, by such Person) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor under a Securitization Facility or as an intermediate transferee and transferor under a Securitization Facility (and, in connection therewith, in either case, owning property or assets and pledging or transferring any interests therein).

“Senior Notes” has the meaning assigned to such term in the preamble to this Agreement.

“Significant Subsidiary” means, at any time, a Subsidiary that as of such time satisfies the requirements of Rule 1-02(w) of Regulation S-X of the SEC as in effect on the date of this Agreement.

“Signing Date” has the meaning assigned to such term in the preamble to this Agreement.

“Specified Asset Sale” means (a) any Animal Health Disposition and (b) any other Disposition or series of related Dispositions by a member of the Credit Group after the Effective Date not in the ordinary course of business excluding, for the purpose of this clause (b), (i) a Disposition or series of related Dispositions (other than JV Equity Issuances) the Net Cash Proceeds of which do not exceed $100,000,000 in the aggregate for such Disposition or series of related Dispositions, (ii) Dispositions in connection with Sale and Lease-Back Transactions that are Designated Financings; (iii) Dispositions by Foreign Subsidiaries (other than JV Equity Issuances) to the extent the Net Cash Proceeds of all such Dispositions by Foreign Subsidiaries do not exceed $500,000,000 in the aggregate, (iv) Dispositions by a member of the Credit Group to another member of the Credit Group, (v) Dispositions pursuant to Securitization Facilities, (vi) Dispositions of securities, money-market funds, loans and instruments that are classified as long or short term investments on the consolidated balance sheet of the Credit Group for the purpose of funding all or a portion of the cash consideration for the Merger, (vii) Dispositions under transactions for the incurrence of Permitted Repurchase Indebtedness and (viii) JV Equity Issuances to the extent the Net Cash Proceeds of all JV Equity Issuances do not exceed $250,000,000 in the aggregate.

“Specified Equity Issuance” means any Equity Issuance by the Specified Issuer other than a Designated Equity Issuance.

“Specified Incurrence of Indebtedness” means any Incurrence of Indebtedness other than a Designated Incurrence.

“Specified Issuer” means (x) prior to the Closing Date, the Company or (y) on and after the Closing Date, the Parent.

“Specified Taxes” has the meaning assigned to such term in clause (a)(ii) of the definition of Net Cash Proceeds.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), any Person of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries.  Unless the context requires otherwise, “Subsidiary” shall refer to (i) prior to the Availability Date, a Subsidiary of the Company and (ii) from the Availability Date, a Subsidiary of the Parent.

“Subsidiary Guarantor” has the meaning assigned to such term in Section 10.03.

“Surviving Facilities” means (i) the Credit Agreement dated August 9, 2007 among Parent and Bank of America, N.A. as Administrative Agent, BNP Paribas as Syndication Agent and Banc of America Securities LLC and Citigroup Global Markets Inc. as Joint Lead Arrangers and Joint Book Managers, (ii) the Amended Credit Agreement, (iii) the Incremental Facility and (iv) the Bridge Loan Facility.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Debt” means, at any time and without duplication, the then aggregate outstanding principal amount of all Indebtedness (other than Indebtedness specified in clause (g) of the definition thereof) of the Credit Group at such time, plus the aggregate principal amount then outstanding under Permitted Securitizations, all determined on a consolidated basis in accordance with GAAP.

“Total Debt to Capitalization Ratio” means at any time, the ratio, expressed as a percentage, of (a) Total Debt to (b) Capitalization.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Company and Parent of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby, (b) the execution, delivery and performance by the Credit Parties of the Loan Documents and loan documentation with respect to the other Credit Facilities, (c) the issuance of the Senior Notes, (d) the use of the proceeds of any of the foregoing or of any permanent financing entered into to finance the Merger or refinance the Credit Facilities and (e) the payment of fees in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States” and “United States Person” have the meaning specified in Section 7701 of the Code.

“Voting Stock” means Equity Interests in a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors, or persons exercising similar functions, of such Person.

“Wholly Owned Subsidiary” means with respect to any Person, any Subsidiary of such Person, 100% of the Voting Stock of which (other than directors’ qualifying shares or other shares held to satisfy legal or regulatory requirements), at the time of any determination, is owned by such Person, or by one or more Wholly Owned Subsidiaries of such Person, or such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.  Types of Borrowings.  Borrowings are classified for purposes of this Agreement by reference to the Type of Loans comprising such Borrowing (e.g., a “Eurodollar Borrowing” is a Borrowing comprised of Eurodollar Loans).

Section 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2
The Credits

Section 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Loan Exposure exceeding such Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in the case of any such Loan made by an Affiliate of such Lender, such Lender shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than it would have received had the Lender, and not such Affiliate, funded such Loan, and such Lender shall not be entitled to the benefits of Section 2.14 with respect to any payments on or with respect to such Loan unless such Affiliate complies with Section 2.14(e) as if it were the Lender.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000;  provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type may be outstanding at the same time.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone b) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit C hereto and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                 the aggregate amount of the requested Borrowing;

(ii)                 the date of such Borrowing, which shall be a Business Day;

(iii)                 whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                 in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v)                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of a Eurodollar Borrowing, 12:00 noon, New York City time and (y) in the case of an ABR Borrowing, 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit D hereto and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                 the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                 whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                 if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing without the prior consent of the Required Lenders and ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.  Termination; Optional Reduction of Commitments; Notice.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Loan Exposures would exceed the total Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section or any required reduction of the Commitments under Section 2.19 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of optional termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request, through the Administrative Agent, that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender through the Administrative Agent a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (each such promissory note, a “Note”).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.08.  Optional Prepayment of Loans; Prepayment Notices. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)           The Borrower shall notify the Administrative Agent by telephone of any optional or mandatory prepayment hereunder i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of prepayment and ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each optional partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.09.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the earlier of (i) the Maturity Date and (ii) the date of termination of the Commitments in their entirety; provided that, if such Lender continues to have any Loan Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Loan Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Loan Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  To the extent that there is a change in the Applicable Facility Fee Rate during any quarter period, the daily amount of the Commitment of each Lender (whether used or unused) shall be computed and multiplied by the Applicable Facility Fee Rate separately for each period during such quarter that such Applicable Facility Fee Rate was in effect.

(b)           The Borrower agrees to pay to the Administrative Agent, for its own account fees payable in the amounts and at the times set forth in the Fee Letter.

(c)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.10.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii)  in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12.  Increased Costs.  (a)  If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                 impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13.  Break Funding Payments.  In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, n) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (iii) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (1) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (2) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless deduction of such Taxes is required by law (or by the interpretation or administration thereof); provided that if the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Indemnified Taxes or Other Taxes from such payments, then (1) the sum payable shall be increased as necessary so that after making all required deductions of such Indemnified Taxes or Other Taxes (including deductions of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.14(a)) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of such Indemnified Taxes or Other Taxes been made, (2) the Borrower shall make such deductions of such Indemnified Taxes or Other Taxes, and (3) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, which written demand shall be made within 60 days of the date the Administrative Agent or such Lender received written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority, for the full amount of such Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes properly imposed or asserted on or attributable to amounts payable under this Section 2.14(c)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto. A certificate setting forth the amount of such payment or liability and, in reasonable detail, the manner in which such amount shall have been determined, delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to any Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its Applicable Lending Office ii) two duly executed and properly completed Internal Revenue Service Forms W-8ECI or W-8BEN (with respect to the benefit of an income tax treaty), or successor forms, certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or iii) if such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either (x) the forms referred to in clause (i) above certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (y) two duly executed and properly completed Internal Revenue Service Forms W-8BEN (or successor forms) and a duly executed certificate substantially in the form of Exhibit E (any such certificate, a “Section 2.14(e) Certificate”); provided that in the event that a Foreign Lender is not classified as a corporation for United States federal income tax purposes, such Foreign Lender shall take any actions necessary and shall deliver to the Borrower and the Administrative Agent all additional (or alternative) Internal Revenue Service forms and Section 2.14(e) Certificates necessary to fully establish such Foreign Lender’s entitlement to a complete exemption from United States withholding tax on all payments to be made to it under the Loan Documents (including causing its partners, members, beneficiaries or owners, or their beneficial owners, to take any actions and deliver any Internal Revenue Service forms and Section 2.14(e) Certificates necessary to establish such exemption). In addition, each Foreign Lender shall deliver such Internal Revenue Service forms and the Section 2.14(e) Certificate (as applicable) to the Company, the Borrower and the Administrative Agent promptly upon the obsolescence, inaccuracy or invalidity of any such Internal Revenue Service forms or Section 2.14(e) Certificate previously delivered by such Foreign Lender pursuant to this Section 2.14(e) unless such Foreign Lender is not legally able to deliver such Internal Revenue Service forms or Section 2.14(e) Certificate.

(f)           Each Lender agrees that, before making a demand under this Section 2.14, it shall use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the reasonable judgment of such Lender, require such Lender to incur a cost or expense, or legal or regulatory disadvantage, determined by such Lender to be material. Upon any such change in any Applicable Lending Office or assignment, such Lender shall provide or cause to be provided to the Administrative Agent and the Borrower the appropriate form specified in Section 2.14(e).

(g)           If the Borrower pays any additional amount or indemnity payment pursuant to this Section 2.14 with respect to the Administrative Agent or any Lender, the Administrative Agent or such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that the Administrative Agent or such Lender shall have no obligation to use such reasonable efforts if either iv) it is in an excess foreign tax credit position, v) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it or vi) no such refund or credit is available under applicable laws. In the event that the Administrative Agent or such Lender receives such a refund or credit, the Administrative Agent or such Lender shall promptly pay to the Borrower an amount that the Administrative Agent or such Lender reasonably determines is equal to the net tax benefit obtained by the Administrative Agent or such Lender as a result of such payment by the Borrower. Nothing contained in this Section 2.14(g) shall require the Administrative Agent or such Lender to disclose or detail the basis of its calculation of the amount of any net tax benefit or its determination referred to in the proviso to the first sentence of this Section 2.14(g) to the Borrower or any other party.

(h)           Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes; provided that, in the reasonable judgment of the Borrower, such steps shall not subject the Borrower to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Borrower in any material respect.

Section 2.15.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Section 2.12, 2.13, 2.14 or 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that iii) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and iv) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Section 2.12 in the future and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender ii) requests compensation under Section 2.12, or if the Borrower is required to make a payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, iii) becomes a Defaulting Lender, or iv) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders; then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, with the Borrower or the replacement Lender paying the processing and recording fee), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent to such assignment (to the extent such consent would otherwise be required pursuant to Section 9.04 or the definition of “Eligible Assignees”), which consent shall not unreasonably be withheld, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (in the case of a Defaulting Lender, excluding, for the avoidance of doubt, any amount to which such Defaulting Lender is not entitled in accordance with Section 2.17), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in or elimination of such compensation or payments in the future and (z) in the case of clause (iii) above, such assignee consents to such amendment, waiver or other modification.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17.  Defaulting Lender.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           for so long as such Lender is a Defaulting Lender, fees under Section 2.09(a) shall not accrue on the unused Commitment of such Defaulting Lender; and

(b)           neither the Commitment nor the Loans of such Defaulting Lender shall be included in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; provided further that no waiver, amendment or modification of the type described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) may be made without the written consent of any Defaulting Lender affected thereby.

The Administrative Agent shall provide to any Lender determined by the Administrative Agent to be a “Defaulting Lender” written notice of such determination (and shall provide a copy of such written notice to the Borrower).

Section 2.18.  Borrower Designation.  The Company and the Parent may elect to designate the Parent to be the “Borrower” hereunder by executing and delivering to the Administrative Agent, not later than 10 Business Days (or such shortened period as the Administrative Agent may agree) prior to the Availability Date (a) documentation reasonably satisfactory to the Administrative Agent pursuant to which (i) the Parent expressly assumes all obligations of the Borrower hereunder and (ii) the Company becomes a Guarantor of the Parent’s obligations as Borrower hereunder and (b) such certificates and opinions of counsel with respect thereto (which shall be consistent with such documentation deliverable by the Company pursuant to Section 4.01) as the Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Administrative Agent.  Subject to delivery of such items as aforesaid, with effect from the Availability Date, (a) the Parent shall be the Borrower for all purposes hereunder and shall have all the rights and obligations of the Borrower hereunder (including being entitled to borrow Loans subject to the terms and conditions of this Agreement) and (b) the Company shall be a “Guarantor” for all purposes hereunder and shall have all of the rights and obligations of a Guarantor hereunder.  The Lenders agree that the Administrative Agent may make such technical or conforming changes to the terms of the Loan Documents as it shall deem necessary to effect the foregoing.  The Administrative Agent shall provide prompt written notice to the Lenders of any election made by the Company and the Parent pursuant to this Section 2.18.

Section 2.19.  Mandatory Prepayments and Commitment Reductions.  (a) Subject to the terms of this Section 2.19, upon the occurrence of any Specified Asset Sale or Property Loss Event, the Borrower shall permanently reduce the Commitments outstanding as of the date of such Specified Asset Sale or Property Loss Event, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof.  The Borrower shall effect such reduction within ten Business Days (if such Net Cash Proceeds are received by any Credit Party or Domestic Subsidiary), or 30 Business Days (if such Net Cash Proceeds are received by a Foreign Subsidiary), after the consummation of such Specified Asset Sale or such Property Loss Event; provided that if the Availability Date occurs during such period, such Commitment reduction shall be effective immediately prior to the Availability Date.  If, immediately after any reduction of Commitments pursuant to this Section 2.19(a), the total Loan Exposure would exceed the total Commitments, the Borrower shall, concurrently with such reduction, prepay Loans in an amount equal to such excess.

(b)           Upon any Specified Equity Issuance, the Borrower shall permanently reduce the Commitments outstanding as of the date of such Equity Issuance, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof, such reduction to be effective immediately.  If, immediately after any reduction of Commitments pursuant to this Section 2.19(b), the total Loan Exposure would exceed the total Commitments, the Borrower shall, within 5 Business Days of such reduction, prepay Loans in an amount equal to such excess.

(c)           Upon any Specified Incurrence of Indebtedness, the Borrower shall permanently reduce the Commitments outstanding as of the date of such Incurrence of Indebtedness, in an aggregate amount equal to 50% of the amount by which the Net Cash Proceeds of such Incurrence of Indebtedness, together with the Net Cash Proceeds all other Specified Incurrences of Indebtedness, exceeds $500,000,000 in the aggregate, such reduction to be effective immediately.  If, immediately after any reduction of Commitments pursuant to this Section 2.19(c), the total Loan Exposure would exceed the total Commitments, the Borrower shall, within 5 Business Days (if such Incurrence of Indebtedness is by any Credit Party or Domestic Subsidiary) or ten Business Days (if such Incurrence of Indebtedness is by a Foreign Subsidiary) of such reduction, prepay Loans in an amount equal to such excess.

ARTICLE 3
Representations and Warranties

On the Effective Date, on the Availability Date and (subject to the limitations in Section 4.02) on the date of each Borrowing hereunder, each Credit Party represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01.  Organization; Corporate Power and Authority.  Each Credit Party (a) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all necessary corporate, limited liability company or partnership power and authority to own and operate all of its material Property, to lease the material Property which it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation, limited liability company or partnership and in good standing under the laws of each jurisdiction where the ownership, lease or operation by it of its Property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02.  Due Authorization and Enforceability.  Each Credit Party has full power and authority to make and perform this Agreement and the other Loan Documents to which it is party, all corporate and other action required to authorize the making and performance by each Credit Party of this Agreement and the other Loan Documents to which it is party has been duly taken; and this Agreement has been duly executed and delivered and constitutes, and each of the other Loan Documents to which it is party when duly executed and delivered by such Credit Party and the other parties thereto will constitute, legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

Section 3.03.  No Conflict.  The making and performance by each Credit Party of this Agreement and the other Loan Documents to which it is party and the use of the proceeds of the Loans do not and will not violate any material Requirement of Law or any material Contractual Obligation binding upon such Credit Party or any of its Subsidiaries, and do not and will not result in or require the creation or imposition of any material Lien on any material Property of such Credit Party or any of its Subsidiaries.

Section 3.04.  Governmental Approvals.  No authorization, approval, license, registration or consent of any Governmental Authority is necessary for the making and performance by any Credit Party of this Agreement and the other Loan Documents to which it is party or to render this Agreement and the other Loan Documents to which it is a party legal, valid, binding and enforceable against such Credit Party.

Section 3.05.  Financial Statements.  (a)  On or prior to the Effective Date, the Company has delivered to the Lenders and the Administrative Agent a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2008, and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year then ended, setting forth in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year.  All such financial statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the respective periods covered thereby.

(b)           On or prior to the Availability Date, Parent has delivered to the Lenders and the Administrative Agent a copy of the consolidated balance sheet of Parent and its consolidated Subsidiaries as at December 31, 2008, and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries for the fiscal year then ended, setting forth in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of Parent and its consolidated Subsidiaries as at the end of, and for, such fiscal year.  All such financial statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and present fairly, in all material respects, the consolidated financial position and results of operations of Parent and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the respective periods covered thereby.

(c)           There has not been a Material Adverse Change.

Section 3.06.  No Event of Default.  No Event of Default has occurred and is continuing.

Section 3.07.  Ownership of Patents and other Intellectual Property.  Each Credit Party and its Significant Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such failures to own or license and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.08.  Litigation.  Other than as disclosed in the Company’s or the Parent’s filings with the SEC there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any of its Subsidiaries or against any of their respective Property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.09.  Compliance with Laws.  (a)  Neither any Credit Party nor any of its Significant Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law that has caused such Credit Party or any Significant Subsidiary to become subject to any Environmental Liability, or has received notice of any claim with respect to any such Environmental Liability, except with regard to any such failure to comply, non-compliance or Environmental Liability, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each Credit Party and each of its Significant Subsidiaries is in compliance with all laws and all regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10.  Investment Company Act.  No Credit Party is, or is “controlled” by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11.  Margin Regulations.  No Credit Party or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” within the meaning of Regulation U; and no part of the proceeds of the Loans will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock.

Section 3.12.  Payment of Taxes.  Each Credit Party and its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes which are not yet delinquent or not yet in default, (b) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.13.  ERISA Events.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.14.  Use of Proceeds.  The Borrower will use the proceeds of the Loans for its general corporate purposes, including without limitation, to fund the Merger (including expenses in connection with the Merger) and to support commercial paper of the Credit Group.

ARTICLE 4
Conditions

Section 4.01.  Availability Date.  The Commitments of the Lenders to make Loans hereunder shall not be available for Borrowing hereunder until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Availability Date) of Fried, Frank, Harris, Shriver & Jacobson LLP and Jon Filderman, or such other counsel as shall be reasonably satisfactory to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrower, each Guarantor, the Loan Documents (other than the Fee Letter) or the Transactions as the Administrative Agent shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Parent, the Company and each other Guarantor (if any) attaching copies of its certificate of incorporation and by-laws, a good standing certificate for it and resolutions of its Board of Directors authorizing execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(d)           The Administrative Agent shall have received an incumbency certificate of an officer of the Parent, the Company and each other Guarantor (if any) in respect of each of the officers who are authorized to sign this Agreement and the other Loan Documents to which each is a party on its behalf  and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

(e)           (i) The representations and warranties of the Credit Parties set forth in this Agreement shall be true and correct on and as of the Availability Date (giving effect to the Transactions and any Borrowing occurring on the Availability Date); and (ii) no Default shall have occurred and be continuing as of the Availability Date (giving effect to the Transactions and any Borrowing occurring on the Availability Date), and the Administrative Agent shall have received a certificate, dated the Availability Date and signed by the Financial Officer of the Borrower confirming the matters referred to in clause (i) and clause (ii).

(f)           The Merger shall be consummated (i) on or before December 8, 2009 or, subject to the provisions of the Merger Agreement, such later date (not later than March 8, 2010) to which the “End Date” is extended in accordance with the terms of the Merger Agreement as in effect on the Signing Date (the “Outside Closing Date”) and (ii) in accordance with the terms of the Merger Agreement as in effect on the Signing Date (and no provision or condition thereof shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Company, the Lenders or the Administrative Agent without the Required Lenders’ prior written consent, not to be unreasonably withheld).

(g)           The Lenders and the Administrative Agent shall have received all fees and invoiced expenses due and payable by the Credit Parties on or prior to the Availability Date, including, (x) fees payable on or prior to the Availability Date pursuant to the Fee Letter and (y) reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Credit Parties hereunder and under the Fee Letter.

(h)           The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Company certifying that the ratio of Total Debt to Capitalization of the Credit Group (giving pro forma effect to the Transactions) as of the last day of the fiscal quarter most recently ended at least 45 days prior to the Availability Date shall not exceed 60%.

(i)           The Parent (and any other guarantor of any of the other Credit Facilities or the Senior Notes) shall have executed and delivered a Guarantor Joinder Agreement, together with such certificates and opinions of counsel with respect thereto as the Administrative Agent may reasonably request, all of which shall be in customary form reasonably satisfactory to the Administrative Agent; provided that Parent shall not be required to have so delivered a Guarantor Joinder Agreement if it shall have been designated the Borrower, and the Company shall have become a Guarantor, in each case in accordance with Section 2.18.

The Administrative Agent shall notify the Borrower and the Lenders of the Availability Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on the Outside Closing Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02.  Each Borrowing Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions (except, in the case of clauses (b) and (c), for any Borrowing to be made on the Availability Date as to which the conditions in Section 4.01 shall apply):

(a)           The Administrative Agent shall have received a written Borrowing Request in accordance with Section 2.03.

(b)           The representations and warranties of the Credit Parties set forth in this Agreement (other than Section 3.05(c) and 3.08) shall be true and correct on and as of the date of such Borrowing.

(c)           At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5
Affirmative Covenants

So long as any principal of or interest on any Loan or any other amount payable under this Agreement or any other Loan Document shall remain unpaid (other than contingent indemnification obligations) or any Lender shall have any Commitment hereunder, each Credit Party covenants and agrees that:

Section 5.01.  Financial Statements.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries for such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Parent and its consolidated Subsidiaries in accordance with GAAP (without qualification as to going concern or scope of audit), consistently applied, as at the end of, and for, such fiscal year (provided that the Credit Parties need not deliver the foregoing to the extent that the Parent has timely filed its Annual Report on Form 10-K in respect of such fiscal year);

(b)           prior to the Availability Date, within 45 days after the end of each of the first three fiscal quarters of the Company, a copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the portion of such fiscal year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (provided that the Credit Parties need not deliver the foregoing to the extent that the Company has timely filed its Quarterly Report on Form 10-Q in respect of such fiscal quarter), and accompanied by a certificate of a Financial Officer of the Company stating that said financial statements fairly present, in all material respects, subject to normal year-end audit adjustments, the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period;

(c)           from the Availability Date, within 45 days after the end of each of the first three fiscal quarters of the Parent, a copy of the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for the portion of such fiscal year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (provided that the Credit Parties need not deliver the foregoing to the extent that the Parent has timely filed its Quarterly Report on Form 10-Q in respect of such fiscal quarter), and accompanied by a certificate of a Financial Officer of the Parent stating that said financial statements fairly present, in all material respects, subject to normal year-end audit adjustments, the consolidated financial position and results of operations of the Parent and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period;

(d)           promptly from time to time, such documentation and other information as any Lender may reasonably request through the Administrative Agent in order to allow such Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(e)           promptly from time to time, such other information concerning the Credit Parties and their Subsidiaries and their respective businesses as any Lender may reasonably request through the Administrative Agent.

Section 5.02.  Notices of Material Events.  The Credit Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default of which any Credit Party has knowledge, and of any Event of Default;

(b)           the occurrence of a Rating Level Change;

(c)           the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and

(d)           the availability of all periodic and other reports, proxy statements and other materials filed by any Credit Party or any of their respective Subsidiaries with the SEC or with any national securities exchange, or distributed by the Company or, following the Availability Date, the Parent to its shareholders generally, as the case may be.

Section 5.03.  Existence and Conduct of Business.  (a) Each Credit Party (i) will preserve, renew and keep in full force and effect its legal existence and (ii), except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, will preserve, renew and keep in full force and effect the legal existence of its Significant Subsidiaries; provided that the foregoing provisions of this Section 5.03(a) shall not be deemed to prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.02.

(b)           Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Significant Subsidiaries to, (i) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) assure that it does not enter into any business which is material to the Credit Group taken as a whole, other than the business in which the Credit Group is engaged on the Effective Date and businesses related to or complimentary to such existing businesses.

Section 5.04.  Payment of Tax Liabilities.  Each Credit Party will, and will cause each of its Significant Subsidiaries to, pay its material Taxes, assessments and other governmental charges before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of Significant Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in the applicable jurisdictions), or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.  Maintenance of Properties; Maintenance of Insurance.  Each Credit Party will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all material Property useful and necessary in its business in good working order and condition, except (i) ordinary wear and tear, (ii) any casualty, loss, damage, destruction or other similar loss with respect to real or personal Property or improvements or (iii) any taking by a Governmental Authority of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner, and (b) maintain self-insurance or insurance with financially sound and reputable insurance companies (which may include captive insurers), and maintain such other insurance, in at least such amounts and against at least such risks as is customarily maintained by companies in the United States engaged in the same or similar businesses, and will furnish to the Administrative Agent, upon its written request, information in reasonable detail as to the insurance so carried.

Section 5.06.  Maintenance of Books and Records.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.07.  Visitation Rights.  Each Credit Party will, and will cause each of its Significant Subsidiaries to, permit representatives designated by the Administrative Agent or any Lender to visit and inspect its Property, to examine and make extracts from its books and records (other than materials protected by the attorney-client privilege and materials which such Credit Party or its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon it), and to discuss its business, operations, finances and condition with its officers and independent accountants; provided that such Credit Party shall be given reasonable advance notice of any request of the Administrative Agent in respect of any of the foregoing, none of the foregoing shall occur outside normal office hours, and none of the foregoing shall be conducted in a manner that materially interferes with the ordinary conduct of the business of such Credit Party or such Subsidiary; provided that when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors), may do any of the foregoing at the expense of the Credit Parties at any time during normal business hours and without advance notice.

Section 5.08.  Compliance with Laws.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it or its Property, including, without limitation, compliance with ERISA and all Environmental Laws, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.09.  Additional Guarantors.  If any Subsidiary of the Parent shall at any time guarantee the obligations of the Parent or the Company under any other Credit Facility or under the Senior Notes, the Credit Parties shall cause such Subsidiary to simultaneously execute and deliver a Guarantor Joinder Agreement, together with such certificates and opinions of counsel with respect thereto as the Administrative Agent may reasonably request, all of which shall be in customary form reasonably satisfactory to the Administrative Agent.

Section 5.10. Maintenance of Ratings.  The Credit Parties shall use commercially reasonable efforts to cause Index Debt to be continuously rated by S&P and Moody’s, and to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Company (prior to the Closing Date) and Parent (from the Closing Date).

ARTICLE 6
Negative Covenants

So long as any principal of or interest on any Loan or any other amount payable under this Agreement or any other Loan Document shall remain unpaid (other than contingent indemnification obligations) or any Lender shall have any Commitment hereunder, each Credit Party covenants and agrees that:

Section 6.01.  Liens.  No Credit Party will, and no Credit Party will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any Property of the Company or any Subsidiary existing on the Effective Date and described in Schedule 6.01; provided that (i) such Lien shall not apply to any other Property (except improvements on such Property) of any Credit Party or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(c)           any Lien existing on (x) any Property prior to the acquisition thereof by any Credit Party or any Subsidiary, (y) any Property of any Person that becomes a Subsidiary after the date hereof  (other than, with respect to the Company and its Subsidiaries, as a direct result of the Merger) prior to the time such Person becomes a Subsidiary or (z) any Property of Parent or any Subsidiary of Parent (excluding the Company and its Subsidiaries) prior to the Availability Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, such Person becoming a Subsidiary or the Merger, as the case may be, (ii) such Lien shall not apply to any other Property of any Credit Party or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, the date such Person becomes a Subsidiary or the Availability Date, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(d)           purchase money Liens or purchase money security interests upon or in any Property acquired or held by any Credit Party or any Subsidiary in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(e)           Liens securing Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any Property for the purpose of financing all or part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of such costs and for the payment of which recourse may be had only against such Property, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(f)           Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements; and

(g)           other Liens securing Indebtedness in an aggregate principal amount at any time not exceeding an amount equal to 15% of consolidated stockholders’ equity of the Credit Group as determined on a consolidated basis in accordance with GAAP, as of the date of the financial statements then most recently delivered or filed under Section 5.01(a), (b) or (c).

Section 6.02.  Mergers and Other Fundamental Changes.  No Credit Party will merge or consolidate with any other Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its Property (whether now owned or hereafter acquired), or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing any Person may merge with a Credit Party in a transaction in which the Credit Party is the surviving corporation; provided further that in the case of a merger between Credit Parties to which the Borrower is a party, the Borrower shall be the surviving corporation.

Section 6.03.  Total Debt to Capitalization Ratio.  The Credit Parties will not at any time permit the Total Debt to Capitalization Ratio as of the end of any fiscal quarter to exceed 60%.

ARTICLE 7
Events of Default

Section 7.01.  Events of Default.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) of this clause) payable under this Agreement or under any other Loan Document when due in accordance with the terms hereof, and such failure referred to in this clause (ii) shall continue unremedied for a period of three or more Business Days;

(b)           (i) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or (with respect to legal existence) 5.03 or in Article 6 or (ii) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a) or (b)(i) of this Article 7), and such failure referred to in this clause (ii) shall continue unremedied for a period of 30 or more days;

(c)           any representation or warranty made or deemed made by or on behalf of any Credit Party in this Agreement or in any other Loan Document or in any amendment or modification hereof or thereof, or in any report, certificate, document or financial or other statement required to be furnished or filed at any time under Article 3, Section 5.01 or 5.02 of this Agreement or any other Loan Document or any such amendment or modification, shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made;

(d)           (i) any Credit Party or any of its Significant Subsidiaries shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian, conservator or similar official for it or for all or any substantial part of its Property, or any Credit Party or any such Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any such Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment, or remains undismissed, undischarged or unbonded for a period of 60 or more days; or (iii) there shall be commenced against any Credit Party or any such Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any such Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts referred to in clauses (i), (ii) or (iii) above; or (iv) any Credit Party or any such Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(e)           an ERISA Event shall occur that, when taken together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(f)           one or more judgments or orders for the payment of money in an aggregate amount of $200,000,000 or more shall be entered against any Credit Party or any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 or more consecutive days during which execution shall not be effectively stayed or vacated; provided that any such judgment shall not be an Event of Default under this clause (f) if and to the extent that (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer and (ii) such insurer has been notified of, and has not disputed in writing, the claim (or the amount of the claim) made for payment of such judgment;

(g)           any Credit Party or any of its Subsidiaries shall default (i) in any payment of principal of or interest on any other Indebtedness the principal amount of which is $200,000,000 or more, in the aggregate for the Credit Group, beyond any period of grace (if any) provided in the agreement or instrument creating or evidencing such Indebtedness or (ii) in the performance or observance of any other agreement, term or condition contained in any such agreement or instrument, or any event of default or other event shall occur, if the effect of such default, event of default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be redeemed, repurchased or mandatorily prepaid, prior to its stated maturity;

(h)           a Change in Control shall occur; or

(i)           any Guarantor’s Affiliate Guarantee shall at any time cease to be in full force and effect or otherwise fail to constitute a valid and binding agreement of such Guarantor (except as expressly permitted hereunder, including Section 10.04 or in the other Loan Documents) or any party shall so assert in writing;

THEREUPON: (1) in the case of an Event of Default other than an Event of Default of the kind referred to in clause (d) of this Article 7 with respect to any Credit Party, the Administrative Agent (A) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, cancel the Commitments and/or (B) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the Notes (if any) to be forthwith due and payable all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Credit Party (except as expressly provided in this Article 7); and (2) in the case of the occurrence of an Event of Default of the kind referred to in paragraph (d) of this Article 7 with respect to any Credit Party, the Commitments shall be automatically cancelled and the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the Notes shall become automatically due and payable all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Credit Party (except as expressly provided in this Article 7).

ARTICLE 8
The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving at least fifteen days advance written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor shall be approved by the Borrower (such approval (x) not to be unreasonably withheld or delayed and (y) not to be required following the occurrence and during the continuance of an Event of Default; provided that during the continuance of an Event of Default, such appointment shall be made in consultation with the Borrower).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE 9
Miscellaneous

Section 9.01.  Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                 if to the Borrower, to it at Merck & Co., Inc., One Merck Drive, P.O. Box 1000, Whitehouse Station, New Jersey 08889-0100, Attention of Treasurer and Attention of Chief Financial Officer (Telecopy No. (908) 735-1275), with a copy to Fried, Frank, Harris, Shriver & Jacobson, LLP, One New York Plaza, New York, New York 10004, Attention of F. William Reindel, Esq. (Telecopy No. (212) 859-8472);

(ii)                 if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Thai Pham (Telecopy No. (713) 750-2956), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Dawn Lee Lum  (Telecopy No. (212) 270-3279);

and

(iii)                 if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           No Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or (vi) release any Affiliate Guarantee, (excluding, for the avoidance of doubt, any release pursuant to Section 10.04(c) which shall occur in accordance with the terms of such Section 10.04(c)) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; and provided further that the Administrative Agent may, with the written consent of the Borrower but without the consent of any other Lender, amend, modify or supplement the Loan Documents (i) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, (ii) to reflect any change in the Company’s and the Parent’s name occurring on or prior to the Closing Date and (iii) as contemplated by the final sentence of Section 2.18.

Section 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause(a) unless, (w) in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest; (x) the Administrative Agent or any such Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other indemnified persons; (y) the Administrative Agent or any such Lender shall have reasonably concluded that it otherwise has interests divergent from those of the indemnified persons; or (z) the Borrower shall authorize in writing the Administrative Agent or any such Lender to employ separate counsel at the Borrower’s expense.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result, of (iii) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (iv) any Loan or the use of the proceeds therefrom, (v) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any member of the Credit Group, or any Environmental Liability related in any way to any member of the Credit Group or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other member of the Credit Group against any Indemnitee for material breach of such Indemnitee’s express obligations hereunder (including, for the avoidance of doubt, any failure by such Indemnitee to comply with its obligation to fund any portion of its Loans as required hereby) or under any other Loan Document, if the Borrower or such other member of the Credit Group has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such; and provided further that any such payment by any Lender shall not affect the Borrower’s obligations pursuant to paragraph (a) or (b) of this Section.

(d)           To the extent permitted by applicable law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)              the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)              the Administrative Agent.

(ii)                 Assignments shall be subject to the following additional conditions:

(A)              each assignment shall be to an Eligible Assignee;

(B)              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or an integral multiple of $1,000,000 in excess thereof) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E)              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Group) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                 Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                 The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii)                 A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that with respect to whether an Availability Date Material Adverse Effect shall have occurred, and claims relating thereto, such matters shall be governed by and construed in accordance with the laws of the State of New Jersey.

(b)           Each Credit Party irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)           Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority; provided that, except with respect to any audit or examination conducted by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to promptly notify the Borrower of such disclosure (unless such disclosure is not legally permissible), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or any actual or prospective credit insurance provider, relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Credit Group or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

ARTICLE 10
Affiliate Guarantees

Section 10.01.  Affiliate Guarantees.  Each Guarantor unconditionally guarantees the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on any and all Loans and all other amounts whatsoever from time to time owing to the Lenders or the Administrative Agent or any of them by the Borrower under this Agreement and the other Loan Documents in each case strictly in accordance with the terms thereof (the “Guaranteed Obligations”).  Upon failure by the Borrower to pay any Guaranteed Obligation punctually when due, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Loan Documents; provided that, in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be punctually paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02.  Affiliate Guarantees Unconditional.  The obligations of each Guarantor under its Affiliate Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document, by operation of law or otherwise;

(b)           any modification or amendment of or supplement to any Loan Document;

(c)           any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document;

(d)           any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document;

(e)           the existence of any claim, set-off or other rights that such Guarantor may have at any time against the Borrower, any other Guarantor, any Lender or any other Person, whether in connection with the Loan Documents or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)           any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment of any Guaranteed Obligation by the Borrower, any other Guarantor or any other Person; or

(g)           any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Loan Document, any Lender or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (g), constitute a legal or equitable discharge of or defense to any Guarantor’s obligations hereunder.

Section 10.03.  Limitation on Obligations of Subsidiary Guarantor.  If any Guarantor (other than, for the avoidance of doubt, the Company in its capacity as a Guarantor) is a Subsidiary of Parent (such Guarantor a “Subsidiary Guarantor”), the obligation of such Guarantor under its Affiliate Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Affiliate Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 10.04.  Release of Affiliate Guarantees.  (a)  Each Guarantor’s obligations under this Article 10 shall, subject to clause (c) below, remain in full force and effect until all Guaranteed Obligations shall have been paid in full  (other than contingent indemnification obligations as to which no claims have been asserted) and no Lender shall have any Commitment under this Agreement.

(b)            If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(c)           If it shall come to pass that any Subsidiary Guarantor is a guarantor neither with respect to any other Credit Facility nor with respect to the Senior Notes, or any Subsidiary Guarantor shall cease to be a Subsidiary of the Parent, or all the assets of a Subsidiary Guarantor are sold to a Person other than i) prior to the Availability Date, Borrower or any of its Subsidiaries and ii) from the Availability Date, Parent or any of its Subsidiaries, in each case, in a transaction not otherwise prohibited by this Agreement (any such sale, a “Sale of Guarantor”), such Subsidiary Guarantor shall be automatically released from its Affiliate Guarantee and the Administrative Agent shall, at the Borrower’s expense, execute and deliver such documents as the Borrower shall reasonably require to evidence such release.  Such release shall not require the consent of any Lender or the Administrative Agent, and the Administrative Agent shall be fully protected in relying on a certificate of the Borrower or Parent as to whether the foregoing conditions are satisfied.

(d)           Each of the Lenders irrevocably authorizes the Administrative Agent to release any Subsidiary Guarantor from its obligations under its Affiliate Guarantee in accordance with the terms of this Section 10.04.

Section 10.05.  Waiver by Guarantors.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.

Section 10.06.  Subrogation. Upon making full payment with respect to any Guaranteed Obligation hereunder, each Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Guarantor shall not enforce any payment by way of subrogation against the Borrower unless all Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations as to which no claims have been asserted) and no Lender shall have any Commitment hereunder.

Section 10.07.  Stay of Acceleration.  If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all such Guaranteed Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

Section 10.08.  Continuing Guarantee.  Each Affiliate Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Administrative Agent or the Lenders.  If all or part of the Administrative Agent’s or any Lender’s interest in any Guaranteed Obligation is assigned or otherwise transferred, the transferor’s rights under each Affiliate Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

Section 10.09.  Addition of Guarantors.  Any Affiliate of the Borrower may become a party hereto as a Guarantor and Credit Party by signing and delivering to the Administrative Agent a Guarantor Joinder Agreement, together with such certificates and opinions of counsel with respect thereto as the Administrative Agent may reasonably request, all of which shall be in customary form reasonably satisfactory to the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MERCK & CO., INC.

By:	/s/ Mark E. McDonough
Name: MARK E. McDONOUGH
Title: VICE PRESIDENT & TREASURER

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:	/s/ Dawn L. LeeLum
Name: Dawn L. LeeLum
Title: Executive Director

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Ignacio Campillo
Name Ignacio Campillo
Title Managing Director

By:	/s/ Jesus Lopez
Name Jesus Lopez
Title Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Robert LaPorte
Name Robert LaPorte
Title Vice President

BNP PARIBAS,

By:	/s/ Renaud-Franck Falce
Name Renaud-Franck Falce
Title Managing Director

By:	/s/ Christopher Sked
Name Christopher Sked
Title Director

Citibank, N.A.,

By:	/s/ William Clark
Name William Clark
Title Managing Director & Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Karim Blasetti
Name Karim Blasetti
Title Vice President

By:	/s/ Mikhail Faybusovich
Name Mikhail Faybusovich
Title Vice President

HSBC Bank USA, National Association

By:	/s/ Alan Vitulich
Name Alan Vitulich
Title Vice President

The Royal Bank of Scotland plc

By:	/s/ William W. McGinty
Name William W. McGinty
Title Senior Vice President

UBS Loan Finance LLC

By:	/s/ Irja R. Otsa
Name Irja R. Otsa
Title Associate Director

By:	/s/ Marie Haddad
Name Marie Haddad
Title Associate Director

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William Ginn
Name William Ginn
Title Executive Officer and Head of US Corporate Banking

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name Ming K. Chu
Title Vice President

By:	/s/ Heidi Sandquist
Name Heidi Sandquist
Title Director

ROYAL BANK OF CANADA,

By:	/s/ Gordon MacArthur
Name Gordon MacArthur
Title Authorized Signatory

SOCIETE GENERALE,

By:	/s/ Anne Chassereau
Name Anne Chassereau
Title Managing Director

THE BANK OF NOVA SCOTIA

By:	/s/ Paula Czach
Name Paula Czach
Title Director

The Bank of Tokyo-Mitsubishi UFJ, Ltd,

By:	/s/ George Stoecklein
Name George Stoecklein
Title Authorized Signatory

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	/s/ Krister Holm
Name Krister Holm
Title Managing Director

By:	/s/ Miguel Lara
Name Miguel Lara
Title Managing Director

INTESA SANPAOLO SPA,

By:	/s/ John J. Michalisin
Name John J. Michalisin
Title First Vice President

By:	/s/ Francesco Di Mario
Name Francesco Di Mario
Title First Vice President & Credit Manager

STANDARD CHARTERED BANK,

By:	/s/ Alan Babcock
Name Alan Babcock
Title Senior Vice President

By:	/s/ Robert K. Reddington
Name Robert K. Reddington
Title AVP/Credit Documentation Credit Risk Control

Toronto Dominion (New York) LLC

By:	/s/ Debbi Brito
Name Debbi Brito
Title Authorized Signatory

The Bank of New York Mellon,

By:	/s/ Richard K. Fronapfel, Jr.
Name Richard K. Fronapfel, Jr.
Title Vice President

THE NORTHERN TRUST COMPANY

By:	/s/ Peter J. Hallan
Name Peter J. Hallan
Title Vice President

U.S. Bank, N.A.

By:	/s/ Christopher T. Kordes
Name Christopher T. Kordes
Title Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Megan Donnelly
Name Megan Donnelly
Title Vice President

Bank Leumi USA

By:	/s/ Joung Hee Hong
Name: Joung Hee Hong
Title: First Vice President

Bank of China, Los Angeles Branch

By:	/s/ Feng Chang
Name: Feng Chang
Title: Branch Manager & VP

Bank of China, New York Branch

By:	/s/ Xiaojing Li
Name: Xiaojing Li
Title: General Manager

Bank of Communications Co., Ltd., New York Branch

By:	/s/ Henry Hao
Name: Henry Hao
Title: Deputy General Manager

CHINA MERCHANTS BANK CO., LTD. NEW YORK BRANCH

By:	/s/ HUI FANG
Name: HUI FANG
Title: GENERAL MANAGER

DnB NOR Bank, ASA

By:	/s/ Thomas Tangen
Name: Thomas Tangen
Title: Senior Vice President

By:	/s/ Phil Kurpiewski
Name: Phil Kurpiewski
Title: Senior Vice President

Industrial and Commercial Bank of China Limited, New York Branch

By:	/s/ Mr. Bin Wu
Name: Mr. Bin Wu
Title: General Manager

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:______________________________

2.           Assignee:______________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.           Borrower:______________________________

4.           Administrative Agent:    ______________________, as the administrative agent under the Credit Agreement

5.           Credit Agreement:                                           The Asset Sale Facility Agreement dated as of May 6, 2009 among Merck & Co., Inc., the Guarantors parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent.

6.            Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]3 Accepted:

[JPMORGAN CHASE BANK, N.A.], as Administrative Agent
By:
Title:

[Consented to:][4]
[MERCK & CO. INC]
By:
Title:

_________________________
1 Select as applicable.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and satisfies the other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

GUARANTOR JOINDER AGREEMENT

GUARANTOR JOINDER AGREEMENT dated as of [___], by [name of additional Guarantor] (the “Guarantor”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

WHEREAS, Merck & Co., Inc., the Guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders and agents named therein are parties to an Asset Sale Facility Agreement dated as of May 6, 2009 (as heretofore amended and/or supplemented, the “Credit Agreement”);

WHEREAS, Guarantor desires to become a party to the Credit Agreement as a Guarantor thereunder; and

WHEREAS, terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1.           Affiliate Guarantee.  The Guarantor unconditionally guarantees the full and punctual payment of each Guaranteed Obligation when due (whether at stated maturity, upon acceleration or otherwise).  The Guarantor acknowledges that, by signing this Guarantor Joinder Agreement and delivering it to the Administrative Agent, the Guarantor becomes a “Guarantor” and “Credit Party” for all purposes of the Credit Agreement and that its obligations under the foregoing Affiliate Guarantee are subject to all the provisions of the Credit Agreement (including those set forth in Article 10 thereof) applicable to the obligations of a Guarantor thereunder.

2.           Party to Credit Agreement.  Upon delivering this Guarantor Joinder Agreement to the Administrative Agent, the Guarantor will become a party to the Credit Agreement and will thereafter have all the rights and obligations of a Guarantor and a Credit Party thereunder and be bound by all the provisions thereof as fully as if the Guarantor were one of the original parties thereto.

3,           Representations and Warranties.  Each of the representations and warranties set forth in Article 3 of the Credit Agreement is true as applied to the Guarantor.  For purposes of the foregoing sentence, references in said Sections to a “Guarantor” or a “Credit Party” shall be deemed to include a reference to the Guarantor.

4.           Governing Law.  This Guarantor Joinder Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantor Joinder Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF GUARANTOR].
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., Administrative Agent
By:
Name:
Title:

EXHIBIT C

[Form of Borrowing Request]

NOTICE OF BORROWING5

JPMorgan Chase Bank, N.A.,
  as Administrative Agent for the Lenders parties
  to the Credit Agreement
  referred to below
Loan and Agency Services Group,
1111 Fannin, 10th Floor,
Houston, Texas 77002

[Date]

Ladies and Gentlemen:

           We refer to the Asset Sale Facility Agreement dated as of May 6, 2009 (the “Credit Agreement”; capitalized terms that are used herein but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement) among the undersigned, certain lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby give you notice pursuant to Section 2.03 of the Credit Agreement as follows:

Principal Amount[2]:
Date of the Borrowing[3]:
Type[4]:
Initial Interest Period[5]:
Borrower Information[6]:

Very truly yours,
MERCK & CO., INC.
By:
Name:
Title:

___________________________________

1           This letter shall be delivered no later than (x) in the case of an ABR Borrowing, 12:00 noon (New York City time) on the date of such Borrowing (which shall be a Business Day), and (y) in the case of a Eurodollar Borrowing, 12:00 noon (New York City time) on the date three Business Days before the date of such Borrowing.

                2           Such amounts shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

3           On any Business Day.

4           Either, “ABR Borrowing” or “Eurodollar Borrowing.”

5           Only for Eurodollar Borrowings.

6           The location and number of the Borrower’s account to which funds are to be disbursed.

EXHIBIT D

[Form of Interest Election Request]

NOTICE OF INTEREST ELECTION1

JPMorgan Chase Bank, N.A.,
  as Administrative Agent for the Lenders parties
  to the Credit Agreement
  referred to below
Loan and Agency Services Group,
1111 Fannin, 10th Floor,
Houston, Texas 77002

[Date]

Ladies and Gentlemen:

           We refer to the Asset Sale Facility Agreement dated as of May 6, 2009 (the “Credit Agreement” capitalized terms that are used herein but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement) among the undersigned, certain lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby give you notice pursuant to Section 2.05 of the Credit Agreement as follows:

Principal Amount[2]:
Date of the Borrowing[3]:
Type[4]:
Initial Interest Period[5]:

Very truly yours,
MERCK & CO., INC.
By:
Name:
Title:

_____________________________________

2           This letter shall be delivered no later than (x) in the case of an ABR Borrowing, 12:00 noon (New York City time) on the date of such Borrowing (which shall be a Business Day), and (y) in the case of a Eurodollar Borrowing, 12:00 noon (New York City time) on the date three Business Days before the date of such Borrowing.

3           The Borrowing to which this Interest Election Request applies and, if different options are being elected with respect to different portions of the Borrowing, the portions thereof to be allocated to each resulting Borrowing (in which case the Type and Applicable Interest Period shall be specified for each resulting Borrowing).

4           The effective date of the election made pursuant to this Interest Election Request, which shall be a Business Day.

5           Whether the resulting Borrowing is to be an ABR Borrowing or Eurodollar Borrowing.

6           Only for Eurodollar Borrowings.

EXHIBIT E

[Form of Section 2.14(e) Certificate]

CERTIFICATE

Reference is made to the Asset Sale Facility Agreement dated as of May 6, 2009 (as from time to time amended, the “Credit Agreement”) among Merck & Co., Inc., certain Designated Borrowers (if any), certain lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.  Pursuant to Section 2.14(e) of the Credit Agreement, [Name of Foreign Lender] (the “Lender”) hereby certifies that:

1.	The Lender is the sole record and beneficial owner of the interest in the Loans and Commitments (the “Interest”) in respect of which it is providing this certificate.

2.
The Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, including that the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.
The Lender meets all of the requirements under Section 871(h) or 881(c) of the Code and the U.S. Treasury regulations thereunder to be eligible for a complete exemption from withholding of United States federal income tax on interest payments made to it under the Loan Documents, including without limitation, that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and amounts received by it pursuant to the Loan Documents are not effectively connected with its conduct of a trade or business in the United States.

4.	The Lender shall promptly notify the Company and the Administrative Agent if any of the certifications made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER].
By:
Name:
Title:

Date:_________________